SUB-ITEM 77Q(1)(a)

Aberdeen Investment Funds

ARTIO GLOBAL INVESTMENT FUNDS

Amendment No. 5 to Amended and Restated Master Trust Agreement

The undersigned, being at least a majority of the Trustees of Artio Global Investment Funds (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated Master Trust Agreement (the “Master Trust Agreement”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

1.	The name of the Trust is hereby amended to be “Aberdeen Investment Funds”.

2.	Schedule A is hereby amended to read in its entirety as follows:

Aberdeen Select International Equity Fund
Aberdeen Select International Equity Fund II
Aberdeen Total Return Bond Fund
Aberdeen Global High Income Fund

The foregoing amendment shall be effective on May 21, 2013.

IN WITNESS WHEREOF, the undersigned duly executed this amendment as of the 23rd day of May, 2013.

/s/ Antoine Bernheim                                                                   /s/ Thomas Gibbons
Antoine Bernheim                                                                   Thomas Gibbons

/s/ Robert S. Matthews                                                                   /s/ Cynthia Hostetler
Robert S. Matthews                                                                   Cynthia Hostetler

/s/ Peter Wolfram
Peter Wolfram